Exhibit 10.2

HONOR ENTERPRISE FUNDING

“Where your deal gets done”

WARRANT COVERAGE AGREEMENT

THIS AGREEMENT is entered into this 15th day of May, 2024 (the “Effective Date”) by and between Honor Enterprise Funding, LLC (“Broker” or the “Holder”), and Trans American Aquaculture, Inc (“Principal”). In consideration of the mutual covenants contained herein, it is agreed as follows:

Warrant coverage is hereby granted in the sum of $350,000( approximately 1,200,000 shares) based on a closing stock price of the Principal of the date of funding for the loan granted by IG Holdings and partnered parties to the IG Holdings loan.

Warrants are cashless if they are in the money and exercised. “Cashless” means the holder does not have to do a pay swap at strike and then be reimbursed at strike value and premium. The Principal will be obligated to send the premium above the strike price directly to the Holder within three (3) business days.

Warrants are transferable at the request of the holder if requested. Warrants are not exercisable for three (3) months after execution of the loan.

All Warrants shall not be exercisable and shall terminate three (3) years after the date of issuance.

The Broker represents that is an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended.

/s/ Kirk Gill

Honor Enterprise Funding LLC

Principal, Kirk Gill

/s/ Adam Thomas

Trans American Aquaculture, Inc.

CEO, Adam Thomas

Honor Enterprise Funding LLC | 1-800-749-8545 | www.honorenterprise.fund | info@honorenterprise.fund CMB#0948122 NMLS#1744105

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